Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD ACHIEVES RECORD SALES AND EARNINGS

•	Sales grow 7 percent to $2.76 billion

•	Earnings per diluted share increase 30 percent, up 16 percent on an adjusted basis

•	Company reaffirms full-year earnings estimate

Piscataway, N.J. — July 19, 2005 — American Standard today announced record second-quarter sales, net income and earnings per diluted share. Earnings were 95 cents per diluted share in accordance with Generally Accepted Accounting Principles (GAAP), up 30 percent from 73 cents a year ago.

Second-quarter earnings included a benefit from tax items of 14 cents per diluted share, which was partially offset by operational consolidation expenses of 7 cents per diluted share. Excluding the tax items and operational consolidation expenses, adjusted earnings were a record 88 cents per diluted share, 16 percent higher than second quarter last year. For the quarter, sales were $2.76 billion, up 7 percent from a year ago. Net income rose to $207.9 million, up 30 percent on a GAAP basis and up 16 percent excluding tax items and operational consolidation expenses in 2004 and 2005.

“Overall, we had another very good quarter, driven by Air Conditioning Systems and Services and Vehicle Control Systems. As we expected, Bath and Kitchen performance continued to lag,” said Fred Poses, chairman and chief executive officer. “We’re encouraged by our healthy market fundamentals, our increasing ability to close the gap between rising commodity costs and our prices, as well as our promising new product pipeline in all businesses.

“We have a 2005 sales growth outlook of 6-8 percent, and we’re reaffirming our 2005 earnings guidance of $2.60-$2.75 per diluted share on a GAAP basis, which assumes that operational consolidation expenses will offset tax items. On that basis, 2005 earnings per diluted share will be up 83-94 percent. Excluding the asbestos charge taken in 2004 as well as tax items and operational consolidation expenses for 2004 and 2005, adjusted full-year earnings per diluted share will be up 16-23 percent,” said Poses.

“We’re also on track with our 2005 cash flow goals,” said Poses. In the second quarter, net cash provided by operating activities was $328.1 million, up $110.1 million from last year. Free cash flow was $256.8 million, up $76.5 million from a year ago. For the first half of the year, net cash provided by operating activities was $277.8 million, and free cash flow was $157.9 million. During the quarter, the company paid a 15-cent dividend for each share of common stock and repurchased 2.8 million shares of stock.

“For the third quarter, we expect sales to be up 8-9 percent and earnings in the range of 69-73 cents per diluted share on a GAAP basis,” said Poses. “Excluding the impact of certain tax items and the impact of third-quarter expenses associated with previous operational consolidation actions, we anticipate adjusted third quarter earnings of 74-78 cents per diluted share, up 14-20 percent from third quarter last year.”

- More -

SECOND QUARTER BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.63 billion, up 7 percent over second quarter last year because of improving commercial equipment sales, growing parts and services sales, and continuing healthy residential sales. Segment income was $218.9 million, up 6 percent, as pricing and mix offset much of the continuing impact of higher commodity costs, increased investments in the business and operational consolidation expenses. Excluding second-quarter operational consolidation expenses of $8.8 million, adjusted segment income was $227.7 million.

During the quarter, Emaar, one of the largest developers in the Middle East, awarded Trane a contract for Burj Dubai, which will house the tallest building in the world, while Nakheel, a major regional property developer, contracted with Trane to supply air conditioning for the villas on Palm Jumeirah, a palm-shaped man-made island resort in Dubai. Other large contracts signed during the quarter included ones for Allied Material Technology (Taiwan); Cingular (Atlanta, Ga.); Chongqing LongHu LanJun Villa (China); The Cloister at Sea Island (Sea Island, Ga.); Duke University (Durham, N.C.); Grassfield High School (Chesapeake, Va.); Hangzhou West Lake Culture Plaza (China); Holiday Inn Silom (Thailand); Le Meridien Towers (Saudi Arabia); Moana Pacific (Honolulu, Hawaii); Network Appliance (India); Pittsylvania County Schools (Chatham, Va.); Ranbaxy (India); St. Francis Hospital (Grand Island, Neb.); Tyson Foods (Springdale, Ark.); Victoria Memorial Museum (Ottawa, Canada) and Vought Aircraft (North Charleston, S.C.).

BATH AND KITCHEN sales rose 2 percent to $648.9 million. Segment income was $35.6 million, down 30 percent compared with last year. The segment income reduction resulted from the negative impact of commodity cost increases including energy, foreign exchange, investments in the business and ongoing production issues, although segment income benefited from previously announced operational consolidation actions. “These factors will continue in the second half of the year,” said Poses. The negative foreign exchange impact resulted from a change in the value of the Mexican peso and the Brazilian real that increased the company’s manufacturing costs for products sold in the U.S. Excluding second-quarter operational consolidation expenses of $13.9 million, adjusted segment income was $49.5 million.

During the quarter, Bath and Kitchen showcased new products at major trade fairs in Las Vegas, London and Moscow. Among its new products in the U.S., Bath and Kitchen introduced new models of the popular Champion® toilet, the FloWise™ water-saving toilet, a kitchen workstation, various faucets and vanities, and Tetsu, a modular furniture and storage solution for the bathroom. In Europe, Bath and Kitchen introduced five ceramic suites and three wellness shower lines, and in China, the business launched a water-conservation product line.

VEHICLE CONTROL SYSTEMS second-quarter sales were $478.3 million, up 12 percent over last year (up 7 percent in local currencies) because of higher truck builds, increased content per vehicle, higher after-market sales and favorable foreign exchange. Those factors more than offset the negative impact from the phase-out of certain passenger car programs. Segment income was $66.1 million, up 24 percent from last year’s strong second quarter (up 16 percent in local currencies). Segment income benefited primarily from productivity, volume, foreign exchange and the absence of a large 2004 warranty item, which together more than offset investments, typical pricing decreases, mix and labor cost escalations. Excluding second-quarter operational consolidation expenses of $3.3 million, adjusted segment income was $69.4 million.

2/3

- More -

During the quarter, Iveco selected WABCO’s new worldwide modular-design twin-cylinder compressor for its new CURSOR engine range starting in spring 2006. Freightliner launched WABCO’s electronic stability control on its trucks and announced the installation of more than 10,000 Meritor WABCO roll stability control systems in its heavy-duty vehicles since the start of production two years ago. Starting in 2006, General Motors will install WABCO’s electronically controlled air suspension as standard equipment on three SUVs: the GMC Envoy Denali, Chevy SS and SAAB 9-7. WABCO opened a new factory and distribution center in Qingdao, China. It also participated in inauguration ceremonies for a production facility in Chennai, India, as part of its Sundaram-Clayton joint venture with TVS Motors, a leading Indian automotive company. DaimlerChrysler’s global logistics organization honored WABCO as “supplier of the year,” and readers of three leading German trade magazines voted WABCO “best brand in brakes.”

#            #             #

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s Second-quarter 2005 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-5573. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 12:30 p.m. EDT today until 11:59 p.m. EDT on Aug. 2. For the replay, please dial (719) 457-0820. The replay access code is 6592043.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce its products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; and (iii) the actual level of construction activity in the company’s end-markets. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2004 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of second-quarter results, several tables follow this news release. The second-quarter results that exclude operational consolidation expenses, tax items and foreign exchange translation are non-GAAP measures. Segment income and free cash flow, other measures used by the company, are also non-GAAP. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management uses free cash flow and segment income to measure the company’s operating performance and analyzes year-over-year changes in segment income with and without the effect of operational consolidation expenses and the impact of foreign exchange translation. Management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

American Standard is a $9.5 billion global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com.

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2005 American Standard Inc.

3/3

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Three Months Ended June 30,
	2005	2004
Sales
Air Conditioning Systems and Services	$1,627.9	$1,515.6
Bath & Kitchen	648.9	634.2
Vehicle Control Systems	478.3	425.5

Total	$2,755.1	$2,575.3

Segment income
Air Conditioning Systems and Services	$218.9	$205.7
Bath & Kitchen	35.6	51.0
Vehicle Control Systems	66.1	53.4

Total	320.6	310.1

Equity in net income of unconsolidated joint ventures	10.9	8.4

	331.5	318.5

Interest expense	30.6	28.5
Corporate and other expenses	49.9	62.2

Income before income taxes	251.0	227.8
Income taxes	43.1	68.1

Net income	$207.9	$159.7

Net income per common share:
Basic	$0.98	$0.75

Diluted	$0.95	$0.73

Average outstanding common shares:
Basic	212.0	214.2
Diluted	217.9	220.0

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share
Adjusted for Operational Consolidation Expenses and Tax Items.

	2005	2004
Net income	$207.9	$159.7
Adjustments
Operational consolidation expenses, net of tax	16.2	9.2
Tax Items	(31.6)	(2.7)

Adjusted net income	$192.5	$166.2

Adjusted net income per diluted common share	$0.88	$0.76

Average outstanding common shares:
Diluted	217.9	220.0

Note:	Segment income and total segment income used outside the context of SFAS 131 is not in conformity with generally accepted accounting principles (GAAP). Management believes that analyzing and presenting segment income and total segment income is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. The Company uses these measures to make strategic decisions, allocate resources, and make capital investment decisions. Additionally, the Company utilizes these measures when reporting its business performance to its board of directors. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Six Months Ended June 30,
	2005	2004
Sales
Air Conditioning Systems and Services	$2,884.9	$2,678.9
Bath & Kitchen	1,253.0	1,235.6
Vehicle Control Systems	957.4	845.8

Total	$5,095.3	$4,760.3

Segment income
Air Conditioning Systems and Services	$306.5	$298.8
Bath & Kitchen	80.4	101.3
Vehicle Control Systems	135.8	112.3

Total	522.7	512.4

Equity in net income of unconsolidated joint ventures	18.7	15.0

	541.4	527.4

Interest expense	60.2	57.8
Corporate and other expenses	103.1	119.2

Income before income taxes	378.1	350.4
Income taxes	45.3	106.1

Net income	$332.8	$244.3

Net income per common share:
Basic	$1.56	$1.13

Diluted	$1.52	$1.10

Average outstanding common shares:
Basic	213.0	215.4
Diluted	219.0	221.1

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share
Adjusted for Operational Consolidation Expenses and Tax Items.

	2005	2004
Net income	$332.8	$244.3
Adjustments
Operational consolidation expenses, net of tax	31.0	9.2
Tax Items	(67.9)	(2.7)

Adjusted net income	$295.9	$250.8

Adjusted net income per diluted common share	$1.35	$1.13

Average outstanding common shares:
Diluted	219.0	221.1

Note:	Segment income and total segment income used outside the context of SFAS 131 is not in conformity with generally accepted accounting principles (GAAP). Management believes that analyzing and presenting segment income and total segment income is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. The Company uses these measures to make strategic decisions, allocate resources, and make capital investment decisions. Additionally, the Company utilizes these measures when reporting its business performance to its board of directors. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Additionally, operational consolidation expenses have been noted below. Approximately half of the Company's business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Management consistently analyzes sales, segment income and segment operating margins with and without the effects of foreign exchange translation and believes these comparisons help shareholders better understand the effect of foreign exchange translation on our results. Additionally, management analyzes year over year changes to its operating performance with and without operational consolidation expenses. Management believes that analyzing and presenting segment income and total segment income is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company's businesses. The Company uses these measures to make strategic decisions, allocate resources, and make capital investment decisions. Additionally, the Company utilizes segment income when reporting its business performance to its board of directors. Accordingly, management believes it is useful to present this information to shareholders.

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	Reported 2005 (1)	Reported 2004 (2)	% Chg vs. 2004	% Chg vs. 2004 Excl. FX (4)	Reported 2005 (3)	Reported 2004 (2)	% Chg vs. 2004	% Chg vs. 2004 Excl. FX (4)
Air Conditioning Systems and Services
Sales	1,627.9	1,515.6	7%	6%	2,884.9	2,678.9	8%	7%
Segment Income(5)	218.9	205.7	6%	6%	306.5	298.8	3%	2%
Operating Margin	13.4%	13.6%	-0.2 pts	-0.1 pts	10.6%	11.2%	-0.6 pts	-0.5 pts
Backlog					682.9	599.3	14%	13%

Bath & Kitchen
Sales	648.9	634.2	2%	0%	1,253.0	1,235.6	1%	-1%
Segment Income(5)	35.6	51.0	-30%	-33%	80.4	101.3	-21%	-24%
Operating Margin	5.5%	8.0%	-2.5 pts	-2.6 pts	6.4%	8.2%	-1.8 pts	-1.8 pts

Vehicle Control Systems
Sales	478.3	425.5	12%	7%	957.4	845.8	13%	8%
Segment Income(5)	66.1	53.4	24%	16%	135.8	112.3	21%	14%
Operating Margin	13.8%	12.5%	1.3 pts	1.1 pts	14.2%	13.3%	0.9 pts	0.8 pts
Backlog					739.0	699.0	6%	7%

Total Company
Sales	2,755.1	2,575.3	7%	5%	5,095.3	4,760.3	7%	5%
Segment Income(5)	320.6	310.1	3%	1%	522.7	512.4	2%	0%
Operating Margin	11.6%	12.0%	-0.4 pts	-0.4 pts	10.3%	10.8%	-0.5 pts	-0.6 pts

(1)	Segment income includes $26 million for operational consolidation expenses, comprised of $8.8 million for Air Conditioning Systems and Services, $13.9 million for Bath & Kitchen, and $3.3 million for Vehicle Control Systems. Additionally, Corporate & Other expenses includes $1.9 million of income related to operational consolidations.
(2)	Segment income includes $13.1 million for operational consolidation expenses, comprised of $12.9 million for Bath & Kitchen, and $0.2 million for Vehicle Control Systems.
(3)	Segment income includes $46.4 million for operational consolidation expenses, comprised of $21.6 million for Air Conditioning Systems and Services, $17.8 million for Bath & Kitchen, and $7.0 million for Vehicle Control Systems.
(4)	Excluding the impact of foreign exchange translation.
(5)	See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. Segment income for Air Conditioning, Bath and Kitchen, and Vehicle Control Systems are not individually reconciled to income before income taxes as a significant portion of the items excluded from segment income are not directly related to the individual segments. These items include, but are not limited to, interest expense, corporate and other expenses, and income taxes. Since these items are not directly controlled by the individual segment managers, and any allocation would be arbitrary, we do not believe reconciliations on an individual segment basis would be meaningful to understanding the Company’s financial condition or results of operations. Accordingly, segment income for each business excluding the items identified above, more accurately presents the performance of each business over which management of each business has the ability to control.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	June 30, 2005	December 31, 2004
Current Assets:
Cash and cash equivalents	$277.2	$229.4
Accounts receivable, less allowance for doubtful accounts June 2005 - $45.1; Dec. 2004 - $46.2	1,325.4	1,154.5
Inventories:
Finished products	706.5	658.0
Products in process	222.6	233.2
Raw materials	220.6	196.0

	1,149.7	1,087.2

Other current assets	481.7	418.7

Total Current Assets	3,234.0	2,889.8
Facilities, less accumulated depreciation:
June 2005 - $1,097.2; Dec. 2004 - $1,123.7	1,562.0	1,616.6
Goodwill, less accumulated amortization:
June 2005 - $398.6; Dec. 2004 - $432.3	1,171.2	1,266.0
Capitalized software, less accumulated amortization:
June 2005 - $293.8; Dec. 2004 - $274.5	213.2	230.0
Debt issuance costs, net of accumulated amortization:
June 2005 - $30.7; Dec. 2004 - $28.2	14.7	15.4
Long-term asbestos indemnity recoveries	358.6	365.1
Other assets	425.5	458.9

Total Assets	$6,979.2	$6,841.8

Current Liabilities:
Loans payable to banks	$70.4	$76.6
Current maturities of long-term debt	3.6	2.2
Accounts payable	962.6	887.2
Accrued payrolls	336.4	331.2
Current portion of warranties	168.9	155.1
Taxes on income	119.8	130.5
Other accrued liabilities	772.4	763.9

Total Current Liabilities	2,434.1	2,346.7

Long-Term Debt	1,590.0	1,429.1

Other Long-Term Liabilities
Reserve for post-retirement benefits	714.8	744.1
Long-term portion of asbestos indemnity liability	673.3	683.4
Long-term portion of warranties	241.4	242.4
Deferred taxes on income	63.2	94.3
Other liabilities	352.7	371.5

Total Liabilities	6,069.5	5,911.5

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,769,287 in 2005; 251,768,741 in 2004; and shares outstanding: 210,834,567 in 2005; 214,947,988 in 2004	2.5	2.5
Capital surplus	817.5	794.5
Treasury stock	(988.9)	(760.1)
Retained earnings	1,415.6	1,146.6
Foreign currency translation effects	(186.0)	(102.8)
Deferred gain on hedge contracts, net of tax	2.5	9.3
Minimum pension liability adjustment, net of tax	(153.5)	(159.7)

Total Shareholders’ Equity	909.7	930.3

Total Liabilities & Shareholders’ Equity	$6,979.2	$6,841.8

American Standard Companies Inc.

2005 Earnings Per Share Reconciliation

	Q3 2005	FY 2005
Net Income Reported	$149.6 - $158.3	$566.3 - $599.0 (1)
Streamlining Expenses	9.3 +	54.8 +
Tax Benefit on Streamlining Expenses	(2.8) +	(16.3) +
Tax Items
30% Rate Timing	4.2	—
Other Tax Items	—	(61.2)

Adjusted Net Income	$160.3 - $169.0	$566.3 - $599.0

Adjusted EPS	$0.74 - $0.78	$2.60 - $2.75
Reported EPS	$0.69 - $0.73	$2.60 - $2.75 (1)
Diluted Shares	216.8	217.8

2004 Earnings Per Share Reconciliation
	Q3 2004	FY 2004
Net Income Reported	$156.0	$313.4
Streamlining Expenses	7.0	46.1
Tax Benefit on Streamlining Expenses	(2.2)	(14.1)
Other Tax Items	(18.0)	(39.2)
4Q’04 Asbestos Indemnity Charge	—	307.0
Tax Benefit on Asbestos Indemnity Charge	—	(119.0)

Adjusted Net Income	$142.8	$494.2

Adjusted EPS	$0.65	$2.24
Reported EPS	$0.71	$1.42
Diluted Shares	219.9	220.6

(1) Assumes that operational consolidation expenses will offset tax items.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Three Months Ended June 30,
	2005	2004
Cash provided by operating activities:
Net Income	$207.9	$159.7
Adjustments to reconcile net income to net cash provided by operating activities	120.2	58.3

Net cash provided by operating activities	328.1	218.0

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(88.4)	(47.6)
Proceeds from disposals of property	17.1	9.9

Free cash flow	$256.8	$180.3

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Six Months Ended June 30,
	2005	2004
Cash provided by operating activities:
Net Income	$332.8	$244.3
Adjustments to reconcile net income to net cash provided by operating activities	(55.0)	12.5

Net cash provided by operating activities	277.8	256.8

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(142.2)	(85.7)
Proceeds from disposals of property	22.3	9.9

Free cash flow	$157.9	$181.0

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2005 Estimate	2004
Net cash provided by operating activities	$880.0 +	$737.6

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(350.0) +	(262.5)
Proceeds from disposals of property	20.0 +	29.4

Free cash flow	$550.0 +	$504.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.